Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Kartoon Studios, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to be paid	Equity	Common Stock, par value $0.001 per share, underlying the Warrants	457(c)	4,784,909(2)	$2.09(3)	$10,000,450	$0.0001102	$1,102.05

	Total Offering Amounts					$10,000,450		$1,102.05

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$1,102.05

(1)	The shares of common stock of the Registrant will be offered for resale by the selling stockholders pursuant to the prospectus contained herein. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers such additional shares of common stock of the Registrant issuable upon stock splits, stock dividends, or other distribution, recapitalization or similar events with respect to the shares of common stock being registered pursuant to this registration statement.

(2)	This registration statement registers the resale of 4,784,909 shares of common stock of the Registrant issuable upon the exercise of outstanding warrants held by the selling stockholders.

(3)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act, based on the average of the high and low prices of the registrant’s common stock of the Registrant on July 20, 2023, as reported on NYSE American LLC.